Exhibit 10.1

December 5, 2017

Jeffrey Riley

199 N. Capitol Blvd, Suite 807

Boise, ID 83702

Re:	Separation Agreement

Dear Jeff:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Synthetic Biologics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.           Separation. The Company has accepted your resignation as President and CEO and as a member of the Board of Directors of the Company. Your last day of work with the Company and your employment and Board service termination date will be December 4, 2017 (the “Separation Date”).

2.           Accrued Salary and Vacation. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date (the number of accrued and unused vacation days earned through the Separation Date is 50 days), subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3.           Severance Benefits. Although you are not eligible for severance benefits pursuant to the terms of your Employment Agreement dated February 27, 2017 (the “Employment Agreement’) if you execute and do not revoke this Agreement, the Company will provide you with the following severance benefits:

a.           The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for twelve (12) months following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the “Effective Date” as defined below, provided the Company has received the executed Agreement from you on or before that date and further provided that no severance payment will be made prior to the first payroll period of 2018. The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A. For purposes of Code Section 409A, your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

Jeffrey Riley

December 5, 2017

b.           If you timely elect and remain eligible for continued coverage under COBRA, the Company will pay your COBRA premiums for coverage for you and your dependents for twelve (12) month(s) following the Separation Date or until the date you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period.

c.           The Board will award you a $200,000 bonus for 2017, payable on the first regular payroll date which occurs at least eight (8) business days following the “Effective Date” as defined below, provided the Company has received the executed Agreement from you on or before that date and further provided that no severance payment will be made prior to the first payroll period of 2018.

d.           The exercise period for your vested but unexercised equity interests will be extended to one (1) year following the Separation Date or for the remaining term of the award(s), whichever is shorter.

4.           Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on December 31, 2017. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the option for certain health continuation coverage payments to be made by the Company as described in Section 3 above. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of December 31, 2017.

Jeffrey Riley

December 5, 2017

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

5.           Equity Interests. Vesting of equity granted to you as an employee will cease as of the Separation Date. You have been issued options to purchase an aggregate of 3,387,333 shares of the Company’s common stock, of which options to purchase 2,438,832 shares of common stock have vested as of the Separation Date.

6.           Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7.           Expense Reimbursements. You have been issued a Company credit card, the Company will cancel this card effective December 4, 2017. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.           Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Steven Shallcross, Chief Financial Officer. Notwithstanding anything to the contrary contained herein, you may retain your lap top computer provided that you destroy all proprietary information of the Company contained thereon. Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

9.           Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information, Inventions Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Proprietary Information, Inventions Non-Solicitation and Non-Competition Agreement is attached hereto as Exhibit A. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Steven Shallcross immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

Jeffrey Riley

December 5, 2017

10.         Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11.         Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.         Cooperation after Termination. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

Jeffrey Riley

December 5, 2017

13.         Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Idaho Human Rights Act; the Idaho Equal Pay Law; the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, tit. 20; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Jeffrey Riley

December 5, 2017

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

Jeffrey Riley

December 5, 2017

14.         Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you.

15.         No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

16.         Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

17.         Miscellaneous. This Agreement including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.

Jeffrey Riley

December 5, 2017

If this Agreement is acceptable to you, please sign below and return the original to me on or before December 26, 2017.

I wish you good luck in your future endeavors.

Sincerely,

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Steven A. Shallcross
Steven A. Shallcross
Chief Financial Officer

Agreed to and Accepted:

/s/ Jeffrey Riley
Jeffrey Riley

CONSIDERATION PERIOD

I, Jeffrey Riley, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on December 5, 2017. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

/s/ Jeffrey Riley
Signature

December 5, 2017
Date

Exhibit A

Proprietary Information, Inventions Non-Solicitation and Non-Competition Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Synthetic Biologics, Inc., its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.	Confidential Information Protections.

1.1       Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2       Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential Customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

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1.3       Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4       Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5       No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Assignments of Inventions.

2.1       Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2       Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

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2.3       Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4       Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5       Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6       Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

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2.7       Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8       Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company's request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9       Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.      Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.      Duty of Loyalty During Employment. I agree that during the period of my employment by Company I will not, without Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.      No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1       solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

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5.2       solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);

5.3       hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4       solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5       solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6       perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.      Non-Compete Provision.

6.1       I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined below) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

6.2       The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information during my employment by Company.

6.3       The parties agree that for purposes of this Agreement, “Restricted Territory” means the fifty (50)  mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

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7.      Reasonableness of Restrictions.

7.1       I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2       In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3       If the court declines to enforce this Agreement in the manner provided in subsection 7.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4       Furthermore, the parties agree that the market for Company’s products is worldwide. If, however, after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8.      No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.      Return Of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10.    Legal and Equitable Remedies.

10.1     I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

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10.2     I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3     In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11.    Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.    Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 [and 6] of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.1    I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.    General Provisions.

13.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Maryland as such laws are applied to agreements entered into and to be performed entirely within Maryland between Maryland residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Rockville, Maryland for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2    Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3    Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4    Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5    Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.

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13.6     Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7     Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8     Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9     Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.4) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

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This Agreement will be effective as of February 27, 2017.

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

/s/ Jeffrey Riley
(Signature)

Jeffrey Riley
(Printed Name)

Accepted and Agreed To:

SYNTHETIC BIOLOGICS, INC.

By:	/s/s Steven A. Shallcross
Name:	Steven A. Shallcross
Title:	Chief Financial Officer

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Exhibit A

Prior Inventions

TO:	SYNTHETIC BIOLOGICS, INC.

FROM:	___________________

DATE:	February 27, 2017

SUBJECT:	Prior Inventions

1.            Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Synthetic Biologics, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

A-1